Exhibit 4.42

1	Dated: 9th February 2026

2
Maloelap Shipping Company Inc., incorporated in the Marshall Islands with its registered office at: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ~~(Name of sellers),~~ hereinafter called the “Sellers”, have agreed to sell, and

3
Sohon Shipping Limited, incorporated in the Marshall Islands with its registered office at: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 ~~(Name of buyers)~~, or its guaranteed nominee hereinafter called collectively the “Buyers”, who are to remain at all times jointly and severally fully responsible for the prompt and timely fulfillment of all Buyers’ responsibilities, undertakings, obligations and liabilities hereunder have agreed to buy:

4	Name of vessel: P. Sophia

5	IMO Number: 9414034

6	Classification Society: ABS

7	Class Notation: (+)A1, Oil Carrier, ESP, (E.), (+)AMS, (+)ACCU, CSR, AB-CM, RW, VEC-L, BWT, GP, RES, TCM, CRC. Service Restriction: Unrestricted Service.

8	Year of Build: 2009 Builder/Yard: Hyundai Heavy Industries Co Ltd, South Korea

9	Flag: Marshall Islands Place of Registration: Majuro GT/NT: 57,017 / 32,411

10	hereinafter called the “Vessel”, on the following terms and conditions:

11	Definitions

12	“Agreement” means this Memorandum of Agreement, as it may be amended, annexed, varied or supplemented from time to time.
“Banking Days" are days on which banks are open both in the country of the currency stipulated for
13	the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
14
(Documentation) and the place where the Deposit is being held, the place of delivery and Greece, Singapore, China, Marshall Islands and Buyers’ Nominated Flag State. ~~(add additional jurisdictions as appropriate).~~

15	“Buyers’ Nominated Flag State” means to be advised (state flag state).

16	“Class" means the class notation referred to above.

17	“Classification Society" means the Society referred to above.

18	"Deposit" shall have the meaning given in Clause 2 (Deposit)

19	~~“Deposit Holder”~~ "Escrow Agent" means Cambell Johnston Clark, Singapore, 83 Amoy Street 03-01 Singapore 069902 ~~(state name and location of Deposit Holder) or, if left blank, t~~he
20
~~Sellers’ Bank,~~ which shall hold and release the Deposit the balance of the Purchase Price and any other charges and money and sums whatsoever payable on delivery by the Buyers (including but not limited to bunkers, lub oils and greases) in accordance with this Agreement and the Escrow Agreement. "Escrow Agreement" means an escrow agreement in respect of the payment of the Purchase Price and any other amounts payable in accordance with this Agreement, and their release from the Escrow Agent Account to be made between the Escrow Agent, the Sellers and the Buyers. "Escrow Agent Account" means the account indicated in the Escrow Agreement held by the Escrow Agent with the Escrow Agent Bank.

"Escrow Agent Bank" means the bank indicated in the Escrow Agreement.
~~.~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

21	“In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a
22	registered letter,or e-mail ~~or telefax.~~

23	“Parties” means the Sellers and the Buyers.

24	“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

25	“Sellers’ Account” means an account in the name of the Sellers or in the name of Sellers’ parent company (Performance Shipping Inc.) (state details of bank account) at the Sellers’ Bank.

26	“Sellers’ Bank” means  ~~(state name of bank, branch and details) or, if left blank~~, the bank
27
notified by the Sellers to the Buyers and the Escrow Agent for receipt of the Deposit, the  balance of the Purchase Price and any money and sums whatsoever payable on delivery by the Buyers in accordance with this Agreement.

28	1.	Purchase Price

29	The Purchase Price is $35,650,000 (United States Dollars thirty-five million six hundred fifty thousand)s~~tate currency and amount both in words and figures).~~

30	2.	Deposit

31	As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of
32	15% (fifteen per cent) ~~or, if left blank, 10% (ten per cent),~~ of the Purchase Price (the
33	“Deposit”) in an ~~interest bearin~~g interest-bearing (if available) escrow account ~~for the Parties~~ with the Escrow Agent ~~Deposit Holder~~ within three (3)
34	Banking Days after the date that:

35	(i) this Agreement has been signed by the Parties and exchanged in original or by 36e-mail ~~or telefax;~~ and

37
(ii) the Escrow Agreement has been signed by the Parties and the Escrow Agent and exchanged in original or by email, and Escrow Agent Agent has confirmed ~~Deposit Holder has confirmed~~ in writing to all the Parties that the Escrow Agent account has been opened and is ready to receive the funds. ~~has been~~

~~38          opened.~~

39	The Deposit shall be released in accordance with joint written instructions of the Parties.
40	Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the
41	Deposit shall be borne equally by the Parties. The Parties shall provide ~~to~~ the Escrow Agent ~~Deposit Holder~~
42
all necessary documentation that may be requested by the latter, (including but not limited to KYC requirements), promptly and in any case within five (5) Banking Days after completion of signing of and exchanging this Agreement by PDF form.. ~~to open and maintain the account without delay.~~

43	3.	Payment

44	On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of
45	Readiness has been given in accordance with Clause 5 (Time and place of delivery and
46	notices):

47	(i) the Deposit shall be released to the Sellers; ~~and~~ credited to the Sellers' Account as per this Agreement and the Escrow Agreement in immediately available funds, net, free of any bank charges;

48	(ii) the balance of the Purchase Price and all other sums charges and money whatsoever payable on delivery by the Buyers
49
to the Sellers under this Agreement including but not limited to the bunkers and lubricating oils and greases remaining on board at the time of Vessel’s delivery (collectively the "Balance"), held in the Escrow Agent’s Account shall be released in full in immediately available funds, net,

 ~~shall be paid in full~~ free of bank charges to the
50	Sellers’ Account in accordance with this Agreement and the Escrow Agreement.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

The Buyers shall remit the Balance to the Sellers in accordance with this Agreement and the Escrow Agreement by telegraphic transfer to the Escrow Agent’s Account held by the Escrow Agent at least two (2) Banking Days prior to the intended date of delivery of the Vessel as per the three (3) days approximate Notice of Readiness (see Clause 5b). The Balance shall remain in the name and to the order of the Buyers or, after the execution of an addendum, in the name and to the order of Buyers' financiers and will be released in accordance with the terms of this Agreement and the Escrow Agreement.

The Deposit and the Balance shall be irrevocably and unconditionally released to the Sellers’ account in accordance with the terms of this Agreement and the Escrow Agreement against the Seller’s presentation and handing over to the Escrow Agent of:

(a) Protocol of Delivery and Acceptance executed but not timed, by both Sellers’ and Buyers’ authorised representatives; and

(b) duly executed written irrevocable instructions of the Buyers’ authorised representatives to proceed to the Deposit and Balancerelease.Anysurplus money afterthereleaseof the Deposit and the Balanceshallbe remitted back to the Buyers in accordance with the provisions of the Escrow Agreement. In exchange of the delivery documents as agreed in the Addendum and as per Clause 8 of this Agreement, and upon:

1. Execution and submission to the Escrow Agent of the duly executed irrevocable and unconditional release instructions for the Deposit and the Balance; and

2. Confirmation from the Escrow Agent that the Deposit and Balance have been remitted to the Sellers Account accompanied by the SWIFT copy (or copies, as the case may be) issued by the Escrow Agent’s Bank concerning the payment of the Deposit and the Balance, the Protocol of Delivery and Acceptance will be timed and dated and the Vessel will immediately be legally and physically delivered to the Buyers; relevant procedure to be described in a closing memo which to be agreed by the Sellers, the Buyers and the Deposit Holder not later than five (5) Banking Days prior to the intended date of delivery of the Vessel.

Notice of Readiness can be serviced anytime, including non-Banking Days.

The Escrow Agent’s fee for holding and releasing the Deposit and the Balance according to this Agreement and the Escrow Agreement shall be equally shared between the Sellers and the Buyers.

Any charges or fees requested by the Escrow Agent for amending the Escrow Agreement shall be borne by the Party that requested such amendment.

51	4.	Inspection

52
(a)* The Buyers have inspected and accepted the Vessel's classification records . The Buyers waived the Vessel's physical inspection and have thus accepted the Vessel, therefore the sale is outright and definite, subject only to the terms and conditions of this Agreement.

53	~~have also inspected the Vessel at/in (state place) on (state date) and have~~
~~54          accepted the Vessel following this inspection and the sale is outright and definite, subject only~~
~~55          to the terms and conditions of this Agreement.~~

~~56          (b)* The Buyers shall have the right to inspect the Vessel's classification records and declare~~
~~57          whether same are accepted or not within (state date/period).~~

~~58          The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~
~~59          (state date/period).~~

~~60          The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
~~61          Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~62          The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~63          During the inspection, the Vessel's deck and engine log books shall be made available for~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~64          examination by the Buyers.~~

~~65          The sale shall become outright and definite, subject only to the terms and conditions of this~~
~~66          Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
~~67          the Buyers within seventy-two (72) hours after completion of such inspection or after the~~
~~68          date/last day of the period stated in Line 59, whichever is earlier.~~

~~69          Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~
~~70          the Vessel's classification records and/or of the Vessel not be received by the Sellers as~~
~~71          aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~
~~72          Buyers, whereafter this Agreement shall be null and void.~~

~~73          *4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
~~74          alternative 4(a) shall apply.~~

75	5.	Time and place of delivery and notices

76	(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or
77	anchorage at/in arriving, passing or DLOSP 1 SP AG/JAPAN RGE (excluding India) , UKC, EUROMED NOT EAST OF BUT INCL MALTA, PANAMA (EAST AND WEST), CARIBS INCL. BAHAMAS in the Seller's option.

But in case current charterers redeliver arriving and passing or DLSOP 1 USWC, USG, ECC, USAC (according to current Charterparty redelivery range) to let Sellers relocate the Vessel ballast to bring Vessel to the delivery range place mutually agreed by the Sellers and the Buyers. In such case the cancelling date shall be extended accordingly and any and all relocation expenses (such as bunkers and port costs) shall be borne equally by Sellers and Buyers. Vessel's operating expenses for relocation shall remain on Sellers' account. ~~(state place/range) in the Sellers' option.~~

78	Notice of Readiness ("NOR") shall not be tendered before: 15th May 2026 ~~(date)~~

79	Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 13th July 2026. According to redelivery communication and notices by the current Charterers and immediately upon redelivery from them.

Sellers will make best endeavors to deliver the Vessel within laycan in the delivery range without any further delays.

80	(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall
81	provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ approximate notice and one (1) day definite notice of the date the
82	Sellers intend to tender Notice of Readiness and of the intended place of delivery.

83	When the Vessel is at the place of delivery and physically ready for delivery in accordance with
84
this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.Delivery shall take place on a Banking Day. The Buyers shall take over the Vessel latest within three (3) Banking Days from the day of receipt of such Notice of Readiness.

85	(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
86	Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing
87	stating the date when they anticipate that the Vessel will be ready for delivery and proposing a
88	new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of
89	either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)
90	Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.
91	If the Buyers have not declared their option within three (3) Banking Days of receipt of the
92	Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'
93	notification shall be deemed to be the new Cancelling Date and shall be substituted for the
94	Cancelling Date stipulated in line 79.

95	If this Agreement is maintained with the new Cancelling Date all other terms and conditions
96	hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full
97	force and effect.

98	(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

99	without prejudice to any claim for direct costs and damages the Buyers may have under Clause 14 (Sellers’
100	Default) for the Vessel not being ready by the original Cancelling Date.

101
(e) Should the Vessel become an actual, constructive or compromised total loss or not be able to be delivered through outbreak of war, political reasons, restraint of Governments, Princes or people or any other cause which either Party hereto cannot prevent or control  before delivery

102	the Deposit together with interest earned, if any, shall be released immediately to the Buyers
103	whereafter this Agreement shall be null and void and neither Party shall have an obligation or liability of any nature whatsoever to the other Party.

104	6.	Divers Inspection / Drydocking

105	(a)*
106	(i) The Buyers shall have the option at their cost and expense to arrange for an underwater
107	inspection by a diver approved by the Classification Society prior to the delivery of the
108	Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended
109	date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this
110	Agreement. The Sellers shall at their cost and expense make the Vessel available for
111
such inspection. This inspection shall be carried out without undue delay ,and in any case latest within 48 hours after notification by the Sellers that the Vessel has arrived at the delivery port and is available for an underwater inspection, and in the

112	presence of a Classification Society surveyor arranged for by the Sellers and paid for by
113	the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s
114	inspection as observer(s) only without interfering with the work or decisions of the
115	Classification Society surveyor. The extent of the inspection and the conditions under
116	which it is performed shall be to the satisfaction of the Classification Society. If the
117	conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at
118	their cost and expense make the Vessel available at a suitable alternative place near to
119	the delivery port, in which event the Cancelling Date shall be extended by the additional
120
time required for such positioning and the subsequent re-positioning.  In such event, the Sellers have the right to choose this alternative port as the new port of delivery mutually agreed by the Sellers and Buyers. The Sellers may

121
not tender Notice of Readiness prior to completion of the underwater inspection~~.~~After arrival of the Vessel at the place of delivery, the time taken waiting for that the underwater inspection and conducting it shall extend the Cancelling Date if necessary.

122	(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are
123	found broken, damaged or defective so as to affect the Vessel's class, then (1) unless
124	repairs can be carried out afloat to the satisfaction of the Classification Society, the
125	Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by
126	the Classification Society of the Vessel's underwater parts below the deepest load line,
127	the extent of the inspection being in accordance with the Classification Society's rules (2)
128	such defects shall be made good by the Sellers at their cost and expense to the
129	satisfaction of the Classification Society without condition/recommendation** and (3) the
130	Sellers shall pay for the underwater inspection and the Classification Society's
131	attendance.

132	Notwithstanding anything to the contrary in this Agreement, if the Classification Society
133	do not require the aforementioned defects to be rectified before the next class
134	drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects
135	against a deduction from the Purchase Price of the estimated direct cost (of labour and
136	materials) of carrying out the repairs to the satisfaction of the Classification Society,
137	whereafter the Buyers shall have no further rights whatsoever in respect of the defects
138	and/or repairs. The estimated direct cost of the repairs shall be the average of quotes
139	for the repair work obtained from two reputable independent shipyards at or in the
140	vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)
141	Banking Days from the date of the imposition of the condition/recommendation, unless
142	the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within
143	the stipulated time then the quote duly obtained by the other Party shall be the sole basis

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

144	for the estimate of the direct repair costs. The Sellers may not tender Notice of
145	Readiness prior to such estimate having been established.

146	(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking
147	facilities are available at the port of delivery, the Sellers shall take the Vessel to a port
148	where suitable drydocking facilities are available, whether within or outside the delivery
149	range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the
150	Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose
151	of this Clause, become the new port of delivery. In such event the Cancelling Date shall
152	be extended by the additional time required for the drydocking and extra steaming, but
153	limited to a maximum of fourteen (14) days.

154	~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
~~155        Classification Society of the Vessel's underwater parts below the deepest load line, the extent~~
~~156        of the inspection being in accordance with the Classification Society's rules. If the rudder,~~
~~157        propeller, bottom or other underwater parts below the deepest load line are found broken,~~
~~158        damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~
~~159        Sellers' cost and expense to the satisfaction of the Classification Society without~~
~~160        condition/recommendation**. In such event the Sellers are also to pay for the costs and~~
~~161        expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
~~162        drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs~~
~~163        and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~
~~164        to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and~~
~~165        expenses, dues and fees.~~

166	(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:

167	(i) The Classification Society may require survey of the tailshaft system, the extent of the
168	survey being to the satisfaction of the Classification surveyor. If such survey is
169	not required by the Classification Society, the Buyers shall have the option to require the
170	tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey
171	being in accordance with the Classification Society's rules for tailshaft survey and
172	consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare
173	whether they require the tailshaft to be drawn and surveyed not later than by the
174	completion of the inspection by the Classification Society. The drawing and refitting of
175	the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be
176	condemned or found defective so as to affect the Vessel's class, those parts shall be
177	renewed or made good at the Sellers' cost and expense to the satisfaction of
178	Classification Society without condition/recommendation**.

179	(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by
180	the Buyers unless the Classification Society requires such survey to be carried out or if
181	parts of the system are condemned or found defective or broken so as to affect the
182	Vessel's class, in which case the Sellers shall pay these costs and expenses.

183	(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as
184	observer(s) only without interfering with the work or decisions of the Classification
185	Society surveyor.

186	(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned
187	and painted at their risk, cost and expense without interfering with the Sellers' or the
188	Classification Society surveyor's work, if any, and without affecting the Vessel's timely
189	delivery. If, however, the Buyers' work in drydock is still in progress when the
190	Sellers have completed the work which the Sellers are required to do, the additional
191	docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and
192	expense. In the event that the Buyers' work requires such additional time, the Sellers
193	may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst
194	the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be
195	obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

196	drydock or not.

197	~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
~~198        alternative 6 (a) shall apply.~~

199	**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification
200	Society without condition/recommendation are not to be taken into account.

201	7.	Spares, bunkers and other items

202	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board
203	and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or
204	spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of this Agreement ~~inspection~~
205	used or unused, whether on board or not shall become the Buyers' property, but spares on
206	order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers
207	are not required to replace spare parts including spare tail-end shaft(s) and spare
208	propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to
209	delivery, but the replaced items shall be the property of the Buyers. Unused stores and
210	provisions shall be included in the sale and be taken over by the Buyers without extra payment.

211	Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers’ and crew's
212	personal belongings including the slop chest are excluded from the sale without compensation,
213	as well as the following additional items: ~~(include list)~~
1 Gas CYLINDERS (OX/AC/FREON/NITROGEN)
2 St. Nicholas Icon
3 Ship Security Plan and forms
4 Original Log and Record books (Bridge, &Engine ORB PART I&II, Ballast water record Book, Garbage record book). - Copies of six (6) months can remain onboard
5 Seal Log Book and seals
6 Ships article
7 Hard copies of the Company's MS, Forms, Folders
8 Bell books port and engine - Copies of six (6) months can remain onboard
9 Camera System (CCTV)
10 1pc. HUB
11 1pc. UNIFI / APLR 802.11 WIFI Point
12 1pc. Switch Series 1820
13 1pc. Security camera rack
14 3pcs. IP Camera model
15 9pcs. IP Camera model
16 10pcs. Camera Mount model
17 1 Navbox & Navstick
18 Original Company’s Issued Plans (SEEMP, STS, VOC Garbage management plan, Mooring system management plan, Biofouling Management plan & VGP plan)
19 ISM/ISPS manuals, Vessel Response Plan for OPA 90 and SOPEP (Copy of SOPEP will remain on board the vessel)
20 Sellers’ Training Manuals but shipyard originals to remain on board

214	Items on board which are on hire or owned by third parties, listed as follows, are excluded from
215	the sale without compensation~~: (include list)~~

1 Life rafts (leased item by Viking).
2 Intellian Antenna 1,0 meter KA-band
3 Infinity Server (Navarino)
4 Cisco CBS250
5 FBB 500
6 Sailor ACU
7 Sailor GX Modem

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

8 UPS
9 Smart 16-port GE
10 1 V-Cell Rack containing 2x Server HP-DL 380G8, Switch 24 Port, UPS 1000VA
11 8 Thin Client V-Cell
12 5 MPS MFP Epson Printers
13 1 V-Talos USB protection
14 1 x Talos USB Sanitizer appliance

A list with items belonging to the Vessel that the Buyers shall take over and pay for extra to the Sellers shall be incorporated into this Agreement by way of an appendix (Appendix A) that shall form and be considered an integral part of this Agreement.

216	~~Items on board at the time of inspection which are on hire or owned by third parties, not listed~~
~~217        above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~
218	The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and
219	greases in storage tanks and unopened drums and pay either:

220
(a) *the actual net price basis FIFO calculation (excluding barging expenses) at Sellers’/ Time Charterers’ last net purchase prices  as evidenced by respective  invoices or vouchers~~; o~~r by bunkers suppliers / traders.

221	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~
~~222        of the Vessel or, if unavailable, at the nearest bunkering port,~~

223	~~for the quantities taken over.~~

Latest one (1) calendar day prior to the anticipated date of delivery of the Vessel, the quantities of bunkers, lubricating and hydraulic oils and greases remaining on board shall be measured jointly by the Seller's representative and the Buyer's familiarisation crew on board (acting as Buyers’ representative) with an agreed allowance of reasonable consumption up to the actual physical delivery and a relevant statement to be agreed and signed by both Parties’ aforementioned representatives. Agreed allowance for consumption for the period between the joint survey and the time of physical delivery will be subtracted from the figures agreed in said survey and shall be included in the above statement. The Buyers shall pay for the quantities mentioned in the aforesaid duly executed statement in United States Dollars according to Clause 3 of this Agreement.

224	Payment under this Clause shall be made at the same time and place and in the same
225	currency as the Purchase Price.

226	"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)
227	(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this
228	Agreement shall be the relevant dat~~e.~~

~~229        *(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~
~~230         alternative (a) shall apply.~~

231	8.	Documentation

232	The place of closing: in the premises of the Escrow Agent with the physical presence of the Parties, or by virtual/ electronic attendance of the Parties’ authorised representatives

233
(a) In exchange for payment of the Purchase Price and any and all other sums payable on delivery by the Buyers to the Sellers under this Agreement the Sellers shall provide the Buyers with the documents reasonably required for the deletion and registration of the Vessel in the Buyers’ name, and the Buyers shall provide the Sellers with all documents (indicatively corporate, shareholding etc.) evidencing Buyers’ lawful actions to authorise the execution, delivery and performance of this Agreement. These documents to be mutually agreed between Buyers and Sellers as promptly as possible and to form an addendum to this Agreement (the “Addendum”), but the agreement and execution of such Addendum and any disputes thereof shall not prejudice this Agreement nor shall delay the lodging of the Deposit. Should the Parties fail to agree such Addendum timely before the Vessel’s anticipated delivery, the below Clause 8 will be reinstated and apply ~~the~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~234        following delivery documents:~~

235	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~
~~236        transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~
~~237        encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
~~238        and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

~~239        (ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~
~~240        the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~241        (iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
~~242        of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
~~243        or apostilled (as appropriate);~~

~~244        (iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
~~245        on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~
~~246        Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
~~247        such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
~~248        possible after delivery of the Vessel;~~

~~249        (v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
~~250        Certificate issued within three (3) Banking Days prior to delivery confirming that the~~
~~251        Vessel is in Class free of condition/recommendation;~~

~~252        (vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
~~253        deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~
~~254        the registry does not as a matter of practice issue such documentation immediately, a~~
~~255        written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~
~~256        and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
~~257        latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
~~258        been delivered;~~

~~259        (vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~
~~260        Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~
~~261        does not as a matter of practice issue such certificate immediately, a written undertaking~~
~~262        from the Sellers to provide the copy of this certificate promptly upon it being issued~~
~~263        together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
~~264        the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

~~265        (viii) Commercial Invoice for the Vessel;~~

~~266        (ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~267        (x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~
~~268        Vessel’s communications contract which is to be sent immediately after delivery of the~~
~~269        Vessel;~~

~~270        (xi) Any additional documents as may reasonably be required by the competent authorities of~~
~~271        the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the~~
~~272        Buyers notify the Sellers of any such documents as soon as possible after the date of~~
~~273        this Agreement; and~~

~~274        (xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not~~
~~275        black listed by any nation or international organisation.~~

~~276        (b) At the time of delivery the Buyers shall provide the Sellers with:~~

~~277        (i) Evidence that all necessary corporate, shareholder and other action has been taken by~~
~~278        the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~279        (ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
~~280        of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~281        or apostilled (as appropriate).~~

~~282~~        (c) If any of the documents listed in ~~Sub-clauses (a) and (b) abov~~e the Addendum are not in the English
283	language they shall be accompanied by an English translation by an authorised translator or
284	certified by a lawyer qualified to practice in the country of the translated language.

~~285        (d) The Parties shall to the extent possible exchange copies, drafts or samples of the~~
~~286        documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the~~
~~287        other party not later than (state number of days), or if left blank, nine (9) days prior to the~~
~~288        Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~
~~289        Clause 5(b) of this Agreement.~~

290	~~(e)~~ Concurrent with the exchange of documents in the "Addendum" above ~~Sub-clause (a) and Sub-clause (b) above,~~
291	the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,
292	drawings and manuals, (excluding ISM/ISPS manuals~~)~~, , Vessel Response Plan for OPA 90) which are on board the Vessel. Other
293	certificates which are on board the Vessel shall also be handed over to the Buyers unless
294	the Sellers are required to retain same, in which case the Buyers have the right to take copies.

295	~~(f)~~ Other technical documentation which may be in the Sellers' possession shall promptly after
296	delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep
297
the Vessel's log books but the Buyers have the right to take copies of same. up to six (6) months back counting as from the date the Sellers tender Notice of Readiness with all relevant personal data protected by EU GDPR regulation erased. The Buyers undertake that the copies of the log books are solely for their internal reference and shall not share same with any external person or entity.

298	~~(g) T~~he Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance
299	confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

300	9.	Encumbrances

301	The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
302	encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject
303	to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the
304	Buyers against all consequences of claims made against the Vessel which have been incurred
305	prior to the time of delivery.

306	10.	Taxes, fees and expenses

307	Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'
308	Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection
309	with the closing of the Sellers' register shall be for the Sellers' account.

310	11.	Condition on delivery

311
The Vessel shall be delivered to the Buyers in substantially the same condition as she was at the time of this Agreement, fair wear and tear excepted and with everything belonging to her shall be at the Sellers' risk and expense until she is

312	delivered to the Buyers, but subject to the terms and conditions of this Agreement ~~she shall be~~
~~313        delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~

314	However, the Vessel shall be delivered free of cargo and free of stowaways with her Class
315	maintained without condition/recommendation*, free of average damage affecting the Vessel's
316	class, and with her classification certificates and national certificates, to be clean ~~as well as all other~~

~~317        certificates the Vessel had at the time of inspection,~~ valid and unextended without
318	condition/recommendation* by the Classification Society or the relevant authorities for minimum 3 months from the time of delivery ~~at the time~~
~~319         of delivery.~~

320	~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~321        4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~
~~322        Agreement shall be the relevant date.~~

~~323        *Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification~~
~~324        Society without condition/recommendation are not to be taken into account.~~

325	12.	Name/markings

326	Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel
327	markings.

328	13.	Buyers' default

329	Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the
330	right to cancel this Agreement, and they shall be entitled to claim compensation for their losses
331	and for all expenses incurred together with interest.
332	Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers
333	have the right to cancel this Agreement, in which case the Deposit together with interest
334	earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the
335	Sellers shall be entitled to claim further compensation for their losses and for all expenses
336	incurred together with interest.

337	14.	Sellers' default

338	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be
339	ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the
340	option of cancelling this Agreement. If after Notice of Readiness has been given but before
341	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not
342	made physically ready again by the Cancelling Date and new Notice of Readiness given, the
343	Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this
344	Agreement, the Deposit together with interest earned, if any, shall be released to them
345	immediately.

346	Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to
347	validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers
348	for their loss and for all expenses together with interest if their failure is due to proven
349	negligence and whether or not the Buyers cancel this Agreement.

350	15.	Buyers' representatives

351	After this Agreement has been signed by the Parties and the Deposit has been confirmed as lodged, the
352	Buyers have the right to place two (2) representatives on board the Vessel for maximum thirty (30) days prior Vessel's intended delivery at their sole risk and
353
expense and subject to the Vessel’s safe manning requirements and those of the Sellers and/or Ship Manager in relation to infectious diseases / epidemics (including Covid-19) or any other safety precautions.

354	These representatives are on board for the purpose of familiarisation and in the capacity of
355	observers only, and they shall not interfere in any respect with the operation of the Vessel. The
356	Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of
357
indemnity prior to their embarkation and the Buyers shall pay US$20 per day per representative for victualling, plus any communication expenses at cost as presented by the Seller at the time of delivery. All Buyers’ representatives that are due to board the Vessel shall a) be seamen and members of the Buyers’ crew. The Buyers’ representatives while on board the Vessel shall at all times comply and follow all Sellers’ safety procedures.

.

358	16.	Law and Arbitration

359	(a) *This Agreement shall be governed by and construed in accordance with English law and
360	any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
361	London in accordance with the Arbitration Act 1996 or any statutory modification or re-

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

362	enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

363	The arbitration shall be conducted in accordance with the London Maritime Arbitrators
364	Association (LMAA) Terms current at the time when the arbitration proceedings are
365	commenced.

366	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall
367	appoint its arbitrator and send notice of such appointment in writing to the other party requiring
368	the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
369	stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own
370	arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the
371	other party does not appoint its own arbitrator and give notice that it has done so within the
372	fourteen (14) days specified, the party referring a dispute to arbitration may, without the
373	requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator
374	and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on
375	both Parties as if the sole arbitrator had been appointed by agreement.

376	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the
377	arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
378	the time when the arbitration proceedings are commenced.

379	(~~b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
~~380        United States Code and the substantive law (not including the choice of law rules) of the State~~
~~381        of New York and any dispute arising out of or in connection with this Agreement shall be~~
~~382        referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
~~383        and the third by the two so chosen; their decision or that of any two of them shall be final, and~~
~~384        for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
~~385        competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
~~386        Society of Maritime Arbitrators, Inc.~~

~~387        In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~
~~388        arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
~~389        Society of Maritime Arbitrators, Inc.~~

~~390        (c) This Agreement shall be governed by and construed in accordance with the laws of~~
~~391        (state place) and any dispute arising out of or in connection with this Agreement shall be~~
~~392        referred to arbitration at (state place), subject to the procedures applicable there.~~

~~393        *16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~
~~394        deletions, alternative 16(a) shall apply.~~

395	17.	Notices

396	All notices to be provided under this Agreement shall be in writing.

397	Contact details for recipients of notices are as follows:

398	For the Buyers:
 ~~c~~/o Clarksons Hong Kong Limited Shanghai office
Room 1901, Tower C, ONE EAST | No. 768 Zhongshan Nanyi Road, Huangpu district | Shanghai | 200023 | China
T:
Email:

399	For the Sellers: c/o PERFORMANCE SHIPPING MANAGEMENT INC. 373 Syngrou Ave. & 2-4 Ymittou str.
17564, Palaio Faliro, Athens, Greece
Tel:
Email:

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Any commercial exchanges between the Parties to take place via the broking channel.

400	18.	Entire Agreement

401	The written terms of this Agreement comprise the entire agreement between the Buyers and
402	the Sellers in relation to the sale and purchase of the Vessel and supersede all previous
403	agreements whether oral or written between the Parties in relation thereto.

404	Each of the Parties acknowledges that in entering into this Agreement it has not relied on and
405	shall have no right or remedy in respect of any condition, covenant, promise, term, statement, representation, assurance or
406	warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

407
Any terms condition, covenant, promise, terms, statement, representation, assurance or warranty capable of being  implied into this Agreement by any applicable custom, practice,  statute (including without limitation, the Sale of Goods Act or any statutory modification or re-enactment thereof), or law are hereby excluded to

408	the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude
409	any liability for fraud.

19. Confidentiality

All details of this transaction to be kept strictly private and confidential. This Agreement and its negotiation and terms (the “Confidential Information”) are private and confidential between the Buyers, the Sellers and their affiliates, and the Parties or their affiliates shall not disclose Confidential Information to any other person without the prior written consent of the disclosing Party, provided that nothing in this clause shall preclude a Party from disclosing Confidential Information:

1. to the ultimate shareholders of such Party, its affiliates and co-investors and its and their members, advisory committee members, directors, officers, employees, consultants, agents, representatives, professional advisers, insurers, auditors, financiers and to the Vessel’s technical and commercial managers (collectively, the “Nominated Representatives”);

2. to the extent required in connection with the employment of the Vessel, to the Vessel’s actual or potential charterers;

3. to the extent required by law or regulation or any governmental or other authority, or the rules of any relevant stock exchange, indicatively the US SEC and NASDAQ;

4. for financing and registration purposes of the Vessel; or

5. which is in the public domain, other than as a result of breach of this clause by or through such party. Should however details of the sale become known or reported on the market, neither the Buyers nor the Sellers shall have the right to withdraw from the sale or to fail to fulfil their obligations under this Agreement.

20. Trade and Economic Compliance

Notwithstanding any other clause in this Agreement:-

a) The Buyers, for themselves and their holding companies, affiliates, associates, directors, senior executives and officers, and shareholders warrant, represent and undertake to the Sellers, that at the date of entering into this Agreement and continuing until the Buyers have paid the Purchase Price and any other sums payable under this Agreement in full and taken ownership and possession of the Vessel on delivery by the Sellers, neither the Buyers nor any person or entity on whose behalf or under whose direction the Buyers act or assist, nor any person or entity who the Buyers may nominate to take delivery and transfer of title of the Vessel, or to facilitate any aspect of this transaction are designated pursuant to any trade and economic sanctions, prohibitions or restrictions imposed by a Sanctions Authority, are 25% or more owned or controlled by any such person or

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

entity, or based, organized or resident in a country or territory whose government is the target of sanctions or that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this contract, Russia, the Donetsk People’s Republic, Luhansk People’s Republic and Crimea regions of Ukraine, Cuba, Iran, North Korea, Venezuela, Belarus and Syria) (a “Sanctioned Entity”) and that entry into and performance of this Agreement is not prohibited or restricted by, and will not expose the Sellers, their managers, the Vessel or their employees to sanctions, prohibitions or restrictions under any trade or economic sanctions, prohibitions or restrictions (“Sanctions”). For this purpose, a “Sanctions Authority” means the US, UN, EU, UK, Switzerland, any governmental agencies or departments of the foregoing and any other applicable sanctions authority.

b) The Sellers, for themselves and their holding companies, affiliates, associates, directors, senior executives and officers, and shareholders warrant, represent and undertake to the Buyers, that at the date of entering into this Agreement and continuing until the Buyers have paid the Purchase Price and any other sums payable under this Agreement and taken ownership and possession of the Vessel on delivery by the Sellers, neither the Sellers nor any person or entity on whose behalf or under whose direction the Sellers act or assist, nor the Vessel are a Sanctioned Entity and that entry into and performance of this Agreement is not prohibited or restricted by, and will not expose the Buyers to Sanctions.

c) The Vessel is sold on condition that it, and its components, shall not be sold, transferred, released, exported, chartered, provided or used by the Buyers, or any person deriving title or access to the Vessel under them, for any purpose or in any activity which would expose the Sellers, their managers, the Vessel or their employees to Sanctions. The Buyers undertake that such provision will apply in case of the sale of the Vessel to the next purchaser. In the event the sale by the Buyers to the next purchaser becomes subject to, or in violation of Sanctions, the Buyers shall notify the Sellers immediately upon receipt of such info.

d) If at any time before delivery the Sellers become aware of any actual breach of the warranty, representation, undertaking and condition contained in paragraph (a) or (c), the Sellers may cancel this Agreement by written notice to the Buyers, without liability towards the Buyers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. The Buyers shall indemnify the Sellers, their managers and employees on demand against any and all sanctions, prohibitions, restrictions, claims, loss or liability whatsoever and howsoever arising directly as a result of breach of the warranty, representation and undertaking and condition contained in paragraph (a) or (c), whether or not the Sellers cancel this Agreement. The Sellers shall be under no obligation to procure the return of the Deposit (or any interest thereon) to the Buyers; and the Deposit together with interest earned shall be released to the Sellers if and to the extent that release of the Deposit is permitted under Sanctions.

e) If at any time before delivery the Buyers become aware of any actual breach of the warranty, representation, undertaking and condition contained in paragraph (b), the Buyers shall comply with Sanctions to which the Buyers or the Vessel are subject and follow any orders or directions which may be given by any Sanctions Authority, acting with powers to compel compliance and irrespective of any such orders, directions, laws or regulations, the Buyers are entitled to compensation for their proven direct losses and expenses they have incurred due to such a breach whether or not they cancel this Agreement.

f) No act or omission of the Sellers shall at any time constitute a waiver of this Clause 20; and the warranties, representations and undertakings contained in this Clause 20 are deemed repeated and remain in effect before and after delivery, whether or not delivery occurs.

g) Notwithstanding anything in this clause to the contrary, Buyers and Sellers shall not be required to do anything which constitutes a violation of the Sanctions laws and regulations to which either of them is subject. The Buyers shall complete the Ship Sale Questionnaire and the Counterparty Questionnaire which will be sent by the Sellers to Buyers’ e-mail address as provided in Clause 17 of this Agreement as soon as practicable after the date of this Agreement and in any event before delivery of the Vessel, failing which the Sellers shall have the right to terminate this Agreement by written notice to the Buyers, without any liability to the Buyers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. Buyers’ response and warranties therein are deemed correct, valid and repeated at the time of Delivery.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

21. Anti-Corruption Obligation

(a)    Buyers and Sellers each agree, undertake and warrant to the other on a continuing basis that:

(i) that they comply with the Bribery Act 2010 of the United Kingdom, the United States Foreign Corrupt Practices Act of 1977 and any anti-corruption laws and statutes, rules or regulations issued, administered or enforced by Greece, United Kingdom, the United States of America, or any other jurisdiction in which the Sellers or Buyers conduct business or operations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable government entity or proceeding by or before any applicable court or government entity.

(ii)    in connection with the MOA each Party will comply with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation or by any person or entity providing services for it or on its behalf in connection with this MOA; and

(iii) in connection with the negotiation of this MOA neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation.

(b) If at any time before delivery the Buyers have breached any applicable anti-corruption legislation in connection with this MOA, the Sellers may cancel this MOA by written notice to the Buyers, without liability to the Sellers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. The Sellers shall be under no obligation to procure the return of the Deposit (or any interest thereon) to the Buyers; and the Deposit shall be released to the Sellers if and to the extent that release of the Deposit is permitted under the applicable national, international and supranational anti-corruption laws and regulations. The Buyers shall defend and indemnify Sellers against any and all fines, penalties, claims, proven losses, damages, costs (including, without limitation, court fees and legal costs), expenses and liabilities whatsoever and howsoever arising directly as a result of such breach, whether or not the Sellers cancel this MOA.

(c) If at any time before delivery the Sellers have breached any applicable anti-corruption legislation in connection with this MOA, the Buyers may cancel this MOA (as per lines 343-344) by written notice to the Sellers, without liability to the Buyers, and in addition to that they should be entitled to compensation for their proven direct losses and expenses they have incurred as a result of such breach.

(d) Any such right to terminate must be exercised without undue delay.

22. Sanctions Clause

The Buyers and Sellers each represent, warrant and undertake to each other that at the date of entering into this Agreement and continuing until the Buyers have paid the purchase price in full and taken possession of the Vessel on delivery by the Sellers neither they nor any of their holding companies, affiliates or directors, senior executives or officers, or to their knowledge, any person on whose behalf they are acting in connection with this Agreement, is an individual or entity (“Person”) that is, or is 25% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland, the United Kingdom (“UK”) or other applicable sanctions authority (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this contract, Russia, Crimea, Cuba, Iran, North Korea, Venezuela, Belarus and Syria). If at any time during the performance of this Agreement either Party becomes aware that the other Party is in breach of warranty as aforesaid, the Party not in breach may terminate this Agreement forthwith. The Party in breach shall be liable to indemnify the other Party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid and in accordance with this Agreement.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

This Clause 22 to read in conjunction with Clause 20 above.

23. Trading of Vessel

a. The Buyers confirm, undertake and warrant that the Vessel:

i. Is purchased for the purpose of further trading for their own account;

ii. will not be sold by them for recycling or for any purpose other than trading and will not in fact be recycled by any person in the 12 months following delivery to the Buyers under this Agreement (unless the Vessel is declared a casualty by her insurers);

iii. if the Buyers remain the owners of the Vessel when it is recycled (scrapped), the Buyers and their successors undertake to ensure all then applicable national or internationals laws and regulations relating to scrapping are complied with.

b. If the Buyers are in in breach of the above provisions, they will compensate the Sellers for any loss or expense suffered by them or related companies in the Sellers’ group and/or the Vessel’s present managers.

24. No assignment and transfer

No Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. Save as expressly provided elsewhere in this Agreement, no person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

25. Anti- Money Laundering

Each Party warrants that from the date of this Agreement and on a continuing basis that it complies with any anti-money laundering and anti-corruption laws and statutes, rules or regulations issued, administered or enforced by Greece, United Kingdom, the United States of America, or any other jurisdiction in which the Sellers or Buyers conduct business or operations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable government entity or proceeding by or before any applicable court or government entity and ensure it has instituted and maintained procedures designed to promote and achieve compliance with such laws. In the event of breach of the aforesaid warranty, the non-breaching Party shall have the right to terminate this Agreement with no liability to the other Party.

26. Epidemics

For the purposes of this clause "Disease" means COVID-19, any mutation of COVID-19 and/or any other disease for which restrictions apply. "Restrictions" means any mandatory order of authorities or other circumstances that relate to the Disease that prevent either:

(i) the Sellers' master, officers or crew disembarking from the Vessel and travelling from the place of delivery to their country of residence; or

(ii) the Buyers' master, officers or crew travelling to the place of delivery from their country of residence or boarding the vessel at the time of delivery. Pursuant to Clause 5, the Sellers' nominated intended place of delivery shall be a port/place where, according to the information provided to the Sellers at/before the time of its nomination, there are no restrictions as per above at the time of nomination.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

(a) If, prior to the arrival of the Vessel at the intended place of delivery, the Sellers reasonably believe that they will be unable to deliver or the Buyers reasonably believe that they will be unable to take delivery of the Vessel at the intended place of delivery due to Restrictions, then the party affected shall notify the other party without delay, and in any event no later than the day the Sellers' give their three (3) day notice pursuant to Clause 5 of this Agreement. Then Sellers and Buyers shall discuss in good faith and cooperate in order to quickly find the best/nearest "Alternative Place of Delivery". In such event, the Cancelling Date shall be extended by the time taken for the Vessel to move from her location at the time of the new nomination until she arrives at the Alternative Place of Delivery.

(b) If, after the arrival of the Vessel at the intended place of delivery, such place suddenly becomes subject to Restrictions, the Sellers shall nominate, and move the Vessel to, an Alternative Place of Delivery, and the Sellers shall keep the Buyers advised about the expected new delivery date, but no new pre-delivery notices shall be required to be given by the Sellers. The Cancelling Date shall be extended by the additional time required for such repositioning of the Vessel (as advised by the Sellers, acting reasonably). In case the restrictions come into place after Sellers have tendered Notice of readiness, such Notice of Readiness shall not be considered valid until the vessel is moved to "Alternate Place of

Delivery" and Notice of Readiness tendered again.

(c) Any additional bunkers consumed arising from the Vessel proceeding to an Alternative Place of Delivery instead of the place of deliver originally nominated in accordance with Clause 5 shall be shared on a 50:50 basis, against presentation of reasonable supporting documentation.

(d) If the Vessel or its crew is/are quarantined at any place, then all time in connection with such quarantine shall automatically extend the Cancelling Date by the period required for the Vessel or the crew to be released from quarantine.

For and on behalf of the Sellers	For and on behalf of the Buyers

Name: Aikaterini Oikonomea /s/ Aikaterini Oikonomea	Name: Guo Hailong /s/ Guo Hailong

Title: Attorney-in-fact	Title: Attorney-in-fact

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.